News Release
Media Relations Contact
David Naumann
612-587-2522
david.naumann@retek.com

Investor Relations Contact
Bob Kleiber
612-587-2398
bob.kleiber@retek.com

Retek Reports Higher Fourth Quarter Revenue

Strong New Customer Growth, Expense Control Drives Improved Results

Minneapolis — January 27, 2004 — Retek Inc. (NASDAQ: RETK) today reported results for its fourth quarter and fiscal year ended December 31, 2003:

•	Total revenue was $44.1 million and software license and maintenance revenue was $24.6 million compared with total revenue of $43.8 million and software license and maintenance revenue of $23.7 million for the third quarter of 2003. For the fourth quarter of 2002, the Company reported total revenue of $37.1 million and software license and maintenance revenue of $20.4 million.

•	The contract value for software license fees signed during the fourth quarter was $24.4 million compared with $22.3 million for the third quarter of 2003.

•	Services revenue was $19.4 million for the fourth quarter of 2003 compared with $20.1 million for the third quarter of 2003. For the fourth quarter of 2002, services revenue was $16.7 million.

•	On a GAAP basis, the Company reported a fourth quarter 2003 basic and diluted net loss of $0.04 per share compared with a net loss of $0.05 per share for the third quarter of 2003 and a net loss of $0.61 per share for the fourth quarter of 2002 and

•	On a non-GAAP operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, the Company reported a net profit of $0.02 per share for the fourth quarter of 2003 compared with a net loss of $0.06 per share for the fourth quarter of 2002 and $0.00 per share for the third quarter of 2003.

•	For the full year 2003, the Company reported total revenue of $168.3 million compared with total revenue of $191.8 million in 2002. Software license and maintenance revenue was $90.2 million compared with $132.6 million in 2002 and services revenue was $78.1 million compared with $59.2 million in 2002. On a GAAP basis, the Company reported a net loss of $0.38 compared to a net loss of $2.35 per share in 2002. On an operational basis, the Company reported a net loss of $0.06 per share in 2003 compared with a profit of $0.05 per share in 2002.

During the fourth quarter, the Company added five new customers, including Borders Group, a leading global retailer of books, music and movies with revenues of over $3.5 billion; Kinko’s, a $2 billion provider of document solutions and business services that operates about 1,200 stores world-wide; Colorado Group, a $300 million Australian company operating a variety of apparel, footwear and outdoor life retail concepts; LG Mart, a leading multi-channel Korean retailer; and Army Air Force Exchange Service (AAFES), the $7 billion worldwide retail operation of the U.S. Army and Air Force.

Total operating expenses were lower compared to the third quarter as sales and marketing expenses declined due to lower marketing and travel costs. As expected, R&D expense declined due to reduced headcount as certain development projects were completed.

Among the key financial metrics, cash and investments increased $3.4 million to $94.2 million and deferred revenue increased to $48.6 million at the end of the fourth quarter from $44.4 million at the end of the third quarter. Days sales outstanding (DSO) was 69 days compared with 67 days in the third quarter of 2003 and remains below the Company’s targeted range of 70-90 days.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “The fourth quarter continued to show that the Company is making good progress. We signed a number of significant deals, added five new customers, continued selling back into our base, and managed operating expenses well.

While the just completed holiday shopping season showed some improvement compared to a year ago, many retailers are still cautious on spending plans for 2004. That said, we expect to build on the momentum we created in 2003. We have a number of important new products coming to market in 2004 and we will continue to provide state-of-the-art integration and scalability.

Looking ahead to the first quarter of 2004, we anticipate the contract value for software license fees signed will be in the range of $7 million to $13 million. While there are a number of substantial transactions in the pipeline, our contract value guidance reflects the business we believe will close in the first quarter. We expect retailers will invest in new technology to improve operational performance during 2004, and the magnitude of that spending will be largely dependent on how consumer spending plays out as the year progresses.”

For the first quarter, the Company expects total revenue to be in the range of $45 to $48 million, software license and maintenance revenue to be in the range of $25 to $27 million and non-GAAP operational net income to be in the range of $0.02 to $0.04 per share.

About Retek Inc.
Retek Inc. (Nasdaq: RETK) is the leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, retailers spending allocated budgets, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2002, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months		Twelve Months
	Ended Dec 31,		Ended Dec 31,

	2003	2002	2003	2002

Revenue:
License and maintenance	$24,636	$20,389	$90,195	$132,607
Services and other	19,444	16,687	78,134	59,225

Total revenue	44,080	37,076	168,329	191,832
Cost of revenue:
License and maintenance	7,975	5,858	27,559	34,878
Non-cash purchased software amortization	739	1,768	3,488	5,188

Total cost of license and maintenance revenue	8,714	7,626	31,047	40,066
Services and other	13,888	13,167	57,625	44,467

Total cost of revenue	22,602	20,793	88,672	84,533

Gross profit	21,478	16,283	79,657	107,299
Operating expenses:
Research and development	10,715	10,208	44,527	47,197
Sales and marketing	7,015	10,649	33,685	51,507
General and administrative	3,230	6,322	14,913	18,260
Acquisition related amortization of intangibles	1,576	1,320	6,591	8,749
Impairment of intangible asset	—	—	—	8,686
Restructuring expense	—	19,642	168	19,642

Total operating expenses	22,536	48,141	99,884	154,041
Operating loss	(1,058)	(31,858)	(20,227)	(46,742)
Other income, net	365	339	1,465	2,114

Loss before income tax provision	(693)	(31,519)	(18,762)	(44,628)
Income tax provision	1,596	938	1,771	78,955

Net loss	$(2,289)	$(32,457)	$(20,533)	$(123,583)

Basic and diluted net loss per common share	$(0.04)	$(0.61)	$(0.38)	$(2.35)
Weighted average shares used in computing basic and diluted net loss per common share	54,435	53,007	53,801	52,483

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income (Loss)
(Unaudited, in thousands, except per share amounts)

	Three Months		Twelve Months
	Ended Dec 31,		Ended Dec 31,

	2003	2002	2003	2002

GAAP operating loss	$(1,058)	$(31,858)	$(20,227)	$(46,742)
Compensation non-cash charges	97	752	1,356	3,141
Acquisition-related amortization	2,315	3,088	10,079	13,937
Restructuring expense	—	19,642	—	19,642
Restructuring accrual adjustment	—	—	168	—
Accelerated depreciation related to lease abandonment	—	1,161	1,908	1,161
CEO severance costs	—	—	700	—
Non-operational accrual adjustment	—	—	(390)	—
Impairment and other	—	1,579	—	10,650
Other income, net	365	339	1,465	2,114

Net operational income (loss) before operational income tax provision (benefit)	1,719	(5,297)	(4,941)	3,903
Operational income tax provision (benefit)	645	(1,986)	(1,853)	1,464

Non-GAAP operational income (loss)	$1,074	$(3,311)	$(3,088)	$2,439

Non-GAAP basic net income (loss) per share, operational	$0.02	$(0.06)	$(0.06)	$0.05
Shares used in computing basic net income (loss) per share, operational	54,435	53,007	53,801	52,483
Non-GAAP diluted net income (loss) per share, operational	$0.02	$(0.06)	$(0.06)	$0.05
Shares used in computing diluted net income (loss) per share, operational	57,006	53,007	53,801	53,472

	Three Months		Twelve Months
	Ended Dec 31,		Ended Dec 31,

	2003	2002	2003	2002

Non-cash compensation charges by income statement line item:
Cost of sales: License and maintenance	$9	$45	$139	$205
Costs of sales: Services and other	23	130	267	615
Research and development	37	342	576	1,415
Sales and marketing	14	134	211	568
General and administrative	14	101	163	338

Total	$97	$752	$1,356	$3,141

We provide operational income and operational income per share data in the press release as additional information for our operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges. We believe that this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The hypothetical effective tax rate used in calculating operational net income (loss) is 37.5% and is not calculated in accordance with generally accepted accounting principles.

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	Dec 31,	Dec. 31,
	2003	2002

Assets
Cash and cash equivalents	$54,275	$56,464
Investments	36,287	29,045
Accounts receivable, net	33,699	43,185
Other current assets	5,827	8,011

Total current assets	130,088	136,705
Investments	3,658	—
Property and equipment, net	12,227	19,513
Intangible assets, net	18,208	28,287
Goodwill	13,817	13,817
Other assets	231	245

Total assets	$178,229	$198,567

Liabilities and stockholders’ equity
Accounts payable	$15,739	$15,708
Accrued liabilities	10,410	13,345
Accrued restructuring costs, current portion	2,757	4,188
Deferred revenue, current portion	32,000	42,012
Note payable, current portion	78	81

Total current liabilities	60,984	75,334
Accrued restructuring costs, net of current portion	11,717	14,514
Deferred revenue, net of current portion	16,617	7,193
Note payable, net of current portion	—	78

Total liabilities	89,318	97,119
Stockholders’ equity
Common stock	547	532
Paid-in-capital	283,449	278,680
Deferred stock compensation	(45)	(1,451)
Accumulated other comprehensive income	2,310	504
Accumulated deficit	(197,350)	(176,817)

Total stockholders’ equity	88,911	101,448

Total liabilities and stockholders’ equity	$178,229	$198,567